October 9, 2001

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549



Dear Sir/Madam:

We have read the first paragraph of Item 4 included in the Form 8-K/A dated October 9, 2001 Docucon, Incorporated to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/S/ ROTHSTEIN, KASS & COMPANY